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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 FORM 12b-25

                                               Commission File Number:   0-13667


                          NOTIFICATION OF LATE FILING

(Check One) [ X ] Form 10-K and Form 10-KSB  [  ] Form 20-F  [   ] Form 11-K

For Period Ended: January 31, 1997

[  ]   Transition Report on Form 10-K    [  ]   Transition Report on Form 10-Q
[  ]   Transition Report on Form 20-F    [  ]   Transition Report on Form N-SAR
[  ]   Transition Report on Form 11-K

For the Transition Period Ended:____________________________


     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

                            PDG Environmental, Inc.
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                            Full Name of Registrant

                                      N/A
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                           Former Name if Applicable

                                300 Oxford Drive
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           Address of Principal Executive Office (Street and Number)

                             Monroeville, PA 15146
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                            City, State and Zip Code


                       PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[   ]    (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]    (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach extra sheets if needed.)

The registrant is in the process of refinancing a portion of its debt and is awaiting the results of property appraisal. The appraisal is the only remaining condition precedent to the closing on this refinancing and, therefore, impacts upon the classification of the debt in the financial statements.

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                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         John C. Regan                      412                 856-2200
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                      [ X ] Yes    [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [   ] Yes    [ X ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            PDG Environmental, INC.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  4/30/97             By /s/ JOHN C. REGAN
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                             John C. Regan, Chairman & Chief Executive Officer


                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).